Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc. Announces First Quarter 2018 Results

•                  Net income for the three months ended March 31, 2018 was $4.82 million compared to $4.32 million for the three months ended March 31, 2017.  Net income for the three months ended March 31, 2018 rose by $499,000, or 11.55%.

•                  Fully diluted earnings per share rose by $0.05, or 10.87%, to $0.51 for the three months ending March 31, 2018 from $0.46 for the three months ending March 31, 2017.

•                  Return on average assets and return on average equity was 0.97% and 8.31% for the three months ended March 31, 2018 compared to 0.92% and 7.53% for the three months ended March 31, 2017.

•                  Interest income on loans for the three months ended March 31, 2018 grew by $1.39 million, or 10.32%, compared to the three months ended March 31, 2017.

•                  Deposits rose by 4.25% in the first three months of 2018 to $1.665 billion at March 31, 2018.

•                  Board of Directors approved a quarterly cash dividend of $0.20 per share, representing Territorial Bancorp Inc.’s 34th consecutive quarterly dividend.

Honolulu, Hawaii, April 26, 2018 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.82 million or $0.51 per diluted share for the three months ended March 31, 2018, compared to $4.32 million or $0.46 per diluted share for the three months ended March 31, 2017.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.20 per share.  The dividend is expected to be paid on May 24, 2018 to stockholders of record as of May 10, 2018.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “The Company’s solid performance in the first quarter is a result of our ongoing efforts to increase the size of our loan portfolio by focusing on originating residential mortgage loans.  The continued growth of Hawaii’s economy, especially the visitor industry, has allowed us to increase the size of our loan portfolio and total deposits.  Our asset quality and capital remain strong.  We are also pleased to announce our 34th consecutive quarterly dividend, which will be paid to our shareholders on May 24th.”

Interest Income

Net interest income after provision for loan losses increased to $15.23 million for the three months ended March 31, 2018 from $14.59 million for the three months ended March 31, 2017, an increase of 4.39%.  Total interest income was $18.23 million for the three months ended March 31, 2018 compared to $16.78 million for the three months ended March 31, 2017. The $1.45 million growth in interest income was due to a $1.39 million increase in interest earned on loans, which resulted primarily from the $141.42 million increase in the average balance of loans receivable for the three months ended March 31, 2018 compared to the three months ended March 31, 2017.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $3.00 million for the three months ended March 31, 2018 from $2.12 million for the three months ended March 31, 2017.  Total interest expense on deposits increased to $2.45 million for the three months ended March 31, 2018 from $1.65 million for the three months ended March 31, 2017.  The increase in interest expense on deposits occurred primarily because of the $110.56 million growth in the average balance of total deposits for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 and an increase in the cost of certificates of deposits.  During the three months ending March 31, 2018, The Bank obtained $61.51 million of certificates of deposit from state and local governments with terms greater than two years.  These deposits were used to reduce interest rate risk in a rising interest rate environment by extending the maturity of fixed-rate deposits.  Interest expense on advances from the Federal Home Loan Bank (FHLB) increased to $419,000 for the three months ended March 31, 2018 compared to $254,000 for the three months ended March 31, 2017.  The increase in interest expense on FHLB advances was primarily due to a $29.29 million increase in the average balance of FHLB advances for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017.  These additional borrowings were used to reduce interest rate risk in a rising interest rate environment by extending the maturity of fixed-rate borrowings and to fund the growth in loans receivable.

During the quarter ended March 31, 2018, the provision for loan losses was $9,000 compared to $71,000 for the quarter ended March 31, 2017.  The reduction in loan loss provisions is due to a reduction in nonperforming loans and relatively low levels of loan losses.

Noninterest Income

Noninterest income was $742,000 for the three months ended March 31, 2018 compared to $1.02 million for the three months ended March 31, 2017.  The decrease in noninterest income was primarily due to a $141,000 decrease in service fees on loans and deposit accounts and a $95,000 decrease in the gain on sale of investment securities.

Noninterest Expense

Noninterest expense was $9.39 million for the three months ended March 31, 2018 compared to $8.71 million for the three months ended March 31, 2017.  The increase in noninterest expense was primarily due to a $564,000 increase in salaries and employee benefits that occurred because of a decrease in the capitalized cost of new loan originations and an increase in the minimum average hourly wage rate to $15.00 an hour.  As new loans are originated, the Company capitalizes the cost of new loan originations and reduces the salary expense attributable to such originations.  The Company originated fewer loans in the quarter ended March 31, 2018 compared to the quarter ended March 31, 2017.  The reduction in the number of loans originated lowered the capitalized cost of new loan originations and raised compensation expense.  Starting on January 1, 2018, Territorial Savings Bank also raised the minimum hourly wage rate it pays to $15.00 an hour, to share the benefits it will receive from the reduction in the federal corporate tax rate from 35.00% in 2017 to 21.00% effective for 2018.

Income Taxes

Income tax expense for the three months ended March 31, 2018 was $1.76 million compared to $2.58 million for the three months ended March 31, 2017.  The reduction in income tax expense for the three months ended March 31, 2018 is due to the reduction of the federal corporate tax rate from 35.00% in 2017 to 21.00%, effective January 1, 2018.

Assets and Equity

Total assets increased to $2.056 billion at March 31, 2018 from $2.004 billion at December 31, 2017.  Cash and cash equivalents increased by $33.02 million to $65.11 million at March 31, 2018.  Loans receivable grew by $16.09 million to $1.505 billion at March 31, 2018 from $1.489 billion at March 31, 2017 as residential mortgage loan originations exceeded loan repayments and sales.  The growth in loans receivable was funded primarily by a $67.88 million increase in deposits.  Deposits increased by 4.25% to $1.665 billion at March 31, 2018 from $1.597 billion at March 31, 2017.  Total stockholder’s equity decreased to $232.37 million at March 31, 2018 from $234.85 million at March 31, 2017.  The decrease in stockholders’ equity occurred as the Company completed its seventh share repurchase program and paid dividends to stockholders.  The decrease in stockholders’ equity which occurred because of the completion of the share repurchase program and the payment of dividends was partially offset by the Company’s net income for the first quarter.

Capital Management

For the quarter ended March 31, 2018, the Company completed its seventh repurchase program.  The Company repurchased 227,900 shares of its common stock at an average price of $29.95 per share.  The Company uses share repurchases as part of its overall program to enhance stockholder value.  The Company will continue to closely monitor this issue and, depending on market and other conditions, will conduct repurchases when it makes financial sense.

As of March 31, 2018, the Company has 393,535 outstanding, exercisable stock options.  The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1.02 million (4 loans) at March 31, 2018, compared to $1.67 million (5 loans) at December 31, 2017.  Non-performing assets totaled $2.62 million at March 31, 2018 compared to $4.23 million at December 31, 2017.  The ratio of non-performing assets to total assets decreased to 0.13% at March 31, 2018 from 0.21% at December 31, 2017.  The allowance for loan losses at March 31, 2018 and December 31, 2017 was $2.55 million and represented 0.17% of total loans.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock;

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Interest income:
Loans	$14,907	$13,513
Investment securities	3,129	3,081
Other investments	198	187
Total interest income	18,234	16,781

Interest expense:
Deposits	2,451	1,651
Advances from the Federal Home Loan Bank	419	254
Securities sold under agreements to repurchase	125	216
Total interest expense	2,995	2,121

Net interest income	15,239	14,660
Provision for loan losses	9	71

Net interest income after provision for loan losses	15,230	14,589

Noninterest income:
Service fees on loan and deposit accounts	415	556
Income on bank-owned life insurance	215	226
Gain on sale of investment securities	—	95
Gain on sale of loans	43	63
Other	69	82
Total noninterest income	742	1,022

Noninterest expense:
Salaries and employee benefits	5,647	5,083
Occupancy	1,516	1,449
Equipment	942	866
Federal deposit insurance premiums	153	148
Other general and administrative expenses	1,135	1,161
Total noninterest expense	9,393	8,707

Income before income taxes	6,579	6,904

Income taxes	1,759	2,583
Net income	$4,820	$4,321

Basic earnings per share	$0.52	$0.47
Diluted earnings per share	$0.51	$0.46
Cash dividends declared per common share	$0.20	$0.20
Basic weighted-average shares outstanding	9,284,496	9,215,142
Diluted weighted-average shares outstanding	9,484,177	9,445,989

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	March 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$65,112	$32,089
Investment securities available for sale	2,733	2,851
Investment securities held to maturity, at amortized cost (fair value of $402,659 and $406,663 at March 31, 2018 and December 31, 2017, respectively)	409,285	404,792
Loans held for sale	—	403
Loans receivable, net	1,505,058	1,488,971
Federal Home Loan Bank stock, at cost	6,325	6,541
Federal Reserve Bank stock, at cost	3,106	3,103
Accrued interest receivable	5,183	5,142
Premises and equipment, net	5,588	5,721
Bank-owned life insurance	44,416	44,201
Income taxes receivable	13	1,571
Deferred income tax assets, net	4,993	4,609
Prepaid expenses and other assets	3,889	3,852
Total assets	$2,055,701	$2,003,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,665,172	$1,597,295
Advances from the Federal Home Loan Bank	98,000	107,200
Securities sold under agreements to repurchase	30,000	30,000
Accounts payable and accrued expenses	24,645	26,390
Income taxes payable	1,617	1,483
Advance payments by borrowers for taxes and insurance	3,895	6,624
Total liabilities	1,823,329	1,768,992

Stockholders’ Equity:

Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,733,830 and 9,915,058 shares at March 31, 2018 and December 31, 2017, respectively	97	99
Additional paid-in capital	67,557	73,050
Unearned ESOP shares	(5,260)	(5,383)
Retained earnings	176,856	172,782
Accumulated other comprehensive loss	(6,878)	(5,694)
Total stockholders’ equity	232,372	234,854
Total liabilities and stockholders’ equity	$2,055,701	$2,003,846

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	March 31,
	2018	2017

Performance Ratios (annualized):
Return on average assets	0.97%	0.92%
Return on average equity	8.31%	7.53%
Net interest margin on average interest earning assets	3.13%	3.21%
Efficiency ratio (1)	58.78%	55.52%

	At March	At December
	31, 2018	31, 2017

Selected Balance Sheet Data:
Book value per share (2)	$23.87	$23.69
Stockholders’ equity to total assets	11.30%	11.72%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$1,017	$1,630
Non-performing assets (3)	$2,619	$4,227
Allowance for loan losses	$2,554	$2,548
Non-performing assets to total assets	0.13%	0.21%
Allowance for loan losses to total loans	0.17%	0.17%
Allowance for loan losses to non-performing assets	97.52%	60.28%

Note:

(1) Efficiency Ratio is equal to non interest expense divided by the sum of net interest income and non interest income

(2) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs